Exhibit 99.1

CONTACT:	Corporate Communications
404-715-2554, media@delta.com

Delta Board of Directors Names Leslie D. Hale and Greg Creed as Newest Members

ATLANTA, April 21, 2022 – Delta Air Lines’ (NYSE:DAL) board of directors today announced Leslie D. Hale and Greg Creed as its newest members.

Ms. Hale has served as President and Chief Executive Officer of RLJ Lodging Trust, a publicly traded lodging real estate investment trust, since August 2018. Mr. Creed served as Chief Executive Officer of YUM! Brands, Inc., a global operator of quick service restaurants, from January 2015 until his retirement in December 2019.

“We are very excited to welcome Leslie and Greg to the Delta board of directors,” said Frank Blake, Delta’s non-executive Chairman of the Board. “Leslie’s substantial leadership experience as a senior executive in the hospitality and real estate industries and Greg’s extensive leadership experience and experience in marketing and operations will contribute meaningfully to our board’s wide range of experiences, skills, qualification and backgrounds.”

Prior to becoming President and Chief Executive Officer of RLJ Lodging Trust, Ms. Hale served as the company’s Chief Operating Officer, Chief Financial Officer and Treasurer. She also held several leadership positions at RLJ Development from 2007 until the formation of RLJ Lodging Trust in 2011. From 2002 to 2005, Ms. Hale held various positions of increasing responsibility within the global financial services divisions of General Electric Company. She currently serves on the Board of Directors of Macy’s Inc. and RLJ Lodging Trust. Ms. Hale holds a bachelor of business administration degree from Howard University and a master of business administration degree from Harvard Business School.

In addition to serving as Chief Executive Officer of YUM! Brands, Inc., Mr. Creed also served as a member of its Board of Directors. He served as Chief Executive Officer of Taco Bell Division and as President and Chief Concept Officer of Taco Bell U.S. after holding various other positions of increasing responsibility with the company since 1994. More recently, Mr. Creed is the founder of Creed UnCo, a consulting business focused on culture and leadership, brand building and franchising. Mr. Creed serves on the Board of Directors of Whirlpool Corporation and Aramark Corporation. He holds a bachelor's degree in business from the Queensland University of Technology.

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